Press Release	Source: Anadarko Petroleum

Anadarko Announces Financial and Operating Results for 2002
Friday January 31, 8:06 am ET

HOUSTON--(BUSINESS WIRE)--Jan. 31, 2003--Anadarko Petroleum Corporation (NYSE:APC-News)

  4th quarter earnings above consensus due to higher-than-expected volumes
  Replaced reserves for the 21st consecutive year
  U.S. finding & development costs of $7.77 per BOE
  Exploration success in Texas, Louisiana, Canada, the Gulf of Mexico and Algeria

INSIDE:

Financial & Operating Results

Conference Call Information

Summary Financials

Sales Volumes & Prices

Oil & Gas Reserves

Costs Incurred in Oil & Gas Producing Activities

Anadarko Petroleum Corporation (NYSE:APC - News) today announced financial results for the fourth quarter and full year 2002 and operating results from worldwide exploration and development drilling activity.

FOURTH QUARTER 2002

For the fourth quarter of 2002, the company reported net income available to common shareholders of $309 million, or $1.21 per share (diluted), compared with earnings of $108 million, or 41 cents per share (diluted)(1) for the fourth quarter of 2001. The increase in earnings is primarily due to higher commodity prices and higher oil sales volumes, which were partly offset by lower natural gas sales volumes.

Cash flow from operations before changes in assets and liabilities for the fourth quarter of 2002 totaled $713 million, or $2.76 per share (diluted), compared with $528 million, or $1.99 per share (diluted), for the same period in 2001.

Sales volumes during the fourth quarter of 2002 were flat compared to the same period in 2001 at about 49 million barrels of oil equivalent (BOE). Production increases in Algeria, Wyoming and Western Canada were offset by the effects of natural field declines and asset sales, along with two hurricanes in the Gulf.

FULL YEAR 2002

For the full year 2002, Anadarko reported net income available to common shareholders of $825 million, or $3.21 per share (diluted), on revenues of $3.86 billion, compared with a net loss of $188 million, or 75 cents per share (diluted)(1), on revenues of $4.72 billion(2) for 2001. Results for 2001 included the effect of a $1.57 billion non-cash, after-tax impairment of the carrying value of oil and gas properties. Excluding the effect of the impairment, 2001 earnings were $1.38 billion, or $5.21 per share (diluted). Earnings in 2002 were lower compared with 2001 excluding the impairment mainly because natural gas prices were 33 percent lower in 2002 compared with 2001.

Cash flow from operations before changes in assets and liabilities for 2002 totaled $2.21 billion, or $8.52 per share (diluted), compared with $3.43 billion, or $12.89 per share (diluted) in 2001.

Total natural gas, crude oil and natural gas liquids sales volumes for 2002 were 197 million BOE, compared with 199 million BOE in the prior year. Despite the modest decline in annual production, the company achieved growth in several areas of North America, taking into account the effect of divestitures of producing properties in Canada, Texas and Louisiana in 2002.

"We had a successful 2002, despite a challenging market environment in the first half of the year," said John Seitz, Anadarko President and CEO. "We did what we set out to do in terms of positioning Anadarko for sustainable growth in the future.

"We had expected 2002 to be an 'opportunity building' year and it was. By executing our strategic plan, we more than replaced our production with new reserves, made several good discoveries and an important acquisition that will add to our production and reserves in 2003 and in the future, and built a strong inventory of drilling locations," Seitz said.

"Despite production losses due to two hurricanes and the strikes in Venezuela, we beat our target of 196 million BOE.

"With stronger commodity prices - and still reasonable drilling and service costs - we're ready to start growing production again, and we're well positioned to do that in 2003 and 2004," Seitz said. "Nearly two-thirds of our 2003 capital budget of $2.3 billion is devoted to development projects. This budget also enables us to test significant exploration potential, particularly in the Gulf of Mexico and in several international basins," he added.

FOURTH QUARTER 2002 OPERATING HIGHLIGHTS

  Anadarko announced in January 2003 its first Algerian discovery since the company signed a new exploration agreement in mid-2002. The Hassi Berkine North East No. 1 on Block 404 of the Berkine Basin was drilled to a total depth of 10,700 feet at a location three miles east of the Hassi Berkine field. The well encountered 53 feet of net pay in the TAGI reservoir and tested at a rate of 4,092 barrels of oil and 6.7 million cubic feet (MMcf) of gas per day.
  In the northern portion of the Vernon field in North Louisiana, Anadarko completed its best-producing well to date in that field, the Nix 2-1, which had initial production of 24.7 MMcf of natural gas per day.
  In early December 2002, Anadarko completed the acquisition of Howell Corporation for about $258 million in cash and debt assumed from Howell. The purchase gives Anadarko additional opportunities for reserve and production growth through enhanced oil recovery and other exploitation activities in the Salt Creek and Elk Basin oilfields of Wyoming.
  During the fourth quarter, Anadarko agreed to sell 300 non-core properties in Southeast New Mexico to Pecos Production Company for $41 million. The sale closed in January 2003.
  Anadarko and Warren Resources agreed to jointly explore for and develop coalbed methane resources in the Atlantic Rim area of the Washakie Basin in Southern Wyoming. The area of mutual interest covers approximately 211,000 acres in Carbon County. During 2003, Anadarko expects to drill 30 wells in this area.

RESERVE REPLACEMENT

Anadarko's worldwide reserve replacement rate from all sources was 112 percent of annual production, with 219 million BOE of new reserves added. This figure includes the effect of reserve changes from all sources - drilling, producing property acquisitions and divestitures, and revisions to earlier estimates.

This is the 21st consecutive year that Anadarko has more than replaced annual production with new proved reserves.

Excluding acquisitions and divestitures in 2002 and the effect of a downward revision of Venezuelan reserves described below, the company replaced 106 percent of its 2002 production. Significant reserves were added in the Gulf of Mexico, Wyoming, Texas, Louisiana and Canada.

In the U.S. alone, Anadarko achieved a 185 percent reserve replacement rate. Excluding acquisitions and divestitures - principally the Howell acquisition, partly offset by several small divestitures - the company replaced 137 percent of its U.S. production.

At year-end, the company recorded a downward revision of 36 million barrels - representing roughly 16 percent of total 2002 reserve additions - from the Oritupano-Leona oilfield in Venezuela due to current prices. Under the terms of Anadarko's risk service contract with the national oil company of Venezuela, Anadarko earns a fee that is translated into barrels of oil based on current prices. This means that higher oil prices actually reduce the company's reported oil reserves and production volumes from that project; however, reserve and production fluctuations caused by current prices and reported using the economic interest calculation have essentially no impact on cash flow or the value of the project.

The company's worldwide replacement rate for the five-year period 1998-2002 was 368 percent of production, or 187 percent excluding the effect of acquisitions and divestitures. Anadarko's U.S. reserve replacement rate for the five-year period 1998-2002 was 325 percent, or 179 percent excluding acquisitions and divestitures, versus a five-year industry average of 111 percent for 1997-2001, which is the latest available data (source: U.S. Department of Energy).

PROVED RESERVES

Anadarko increased proved reserves worldwide by 1 percent to 2.33 billion BOE at year-end 2002, from 2.30 billion BOE at year-end 2001. In the U.S., proved reserves increased by 111 million BOE primarily from discoveries and the acquisition of Howell. On a worldwide basis, the U.S. increase was partly offset by the effect of asset sales, performance revisions and the significant downward revision in Venezuela.

  U.S. - Domestic proved reserves were 1.53 billion BOE at year-end, representing 66 percent of total worldwide reserves. U.S. reserves were up 8 percent from the 1.41 billion BOE at the end of 2001, or 61 percent of total reserves.
  Canada - The sale of heavy oil properties containing 28 million BOE of reserves in the fourth quarter of 2002 was responsible for reduced Canadian proved reserves, which declined to 288 million BOE at year-end, from 315 million BOE at year-end 2001.
  Algeria - Oil reserves in Algeria were 372 million barrels at year-end 2002, down from 387 million barrels the prior year. The company added 8 million barrels of reserves during 2002, partly offsetting production of 23 million barrels. The company resumed exploration in Algeria last year after a five-year hiatus.
  Worldwide - Anadarko's proved reserves were nearly balanced between crude oil, condensate and liquids (49 percent) and natural gas (51 percent). Proved reserves of oil and liquids totaled 1.13 billion barrels at year-end 2002, the same as a year earlier. Proved natural gas reserves at year-end 2002 totaled 7.18 trillion cubic feet (Tcf), up from 7.03 Tcf in 2001. Of this amount, 98 percent is located in the U.S. and Canada.
  Acquisitions and Divestitures - Acquisitions of producing properties - principally the Howell properties in Wyoming and BP's interest in an Anadarko-operated oilfield in Qatar - added 87 million BOE of reserves in 2002. Divestitures - mainly heavy oil assets in Western Canada, non-core properties in South Texas and South Louisiana, and non-producing gas properties in the Cook Inlet of Alaska - totaled 39 million BOE of reserves.

FINDING & DEVELOPMENT COSTS

Anadarko's total worldwide finding costs for proved reserves averaged $10.52 per BOE in 2002, reflecting all costs of additions from drilling, property acquisitions and the effect of reserve revisions.

"This one-year finding and development cost number doesn't accurately reflect the exploration successes we achieved in some key areas in 2002," Seitz said.

"For example, in the United States, which is our single largest focus area, finding and development costs came in at $7.77 per BOE," Seitz said. "This reflects successful drilling in core areas such as Texas, Louisiana, Wyoming and the expansion of plays in the Gulf of Mexico. The purchase of new properties in Wyoming last year also added low-cost reserves with high potential for expanding future production and reserves," he noted.

"Several factors contributed to the higher one-year worldwide finding costs, but two had the greatest impact, adding nearly $2 a barrel to overall finding costs," Seitz said.

"The revision of Venezuelan reserves combined with large investments made in leases in the eastern Gulf of Mexico - which have not yet been drilled - raised our costs," Seitz said. "If you excluded these two factors, our finding and development costs would have been about $8.75 per BOE in 2002.

"We expect 2003 finding costs to be lower - probably in the $7 per BOE range," he noted.

Anadarko added reserves of 87 million BOE through property acquisitions during 2002 at an average price of $4.82 per BOE. The company sold 39 million BOE of non-core or low-margin reserves at an average price of $5.85 per BOE.

Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies. Houston-based Anadarko is active in the U.S., Canada, Algeria and Qatar and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.

(1) In January 2002, Anadarko discontinued the amortization of goodwill in accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Stated without amortization of goodwill, net income for the fourth quarter of 2001 would have been $124 million (47 cents per share - diluted) and the net loss for 2001 would have been $115 million (46 cents per share - diluted).

(2) In the third quarter of 2002, the Company adopted Emerging Issues Task Force (EITF) Issue No. 02-3, "Recognition and Reporting of Gains and Losses on Energy Trading Contracts." In accordance with EITF 02-3, marketing sales and purchases for prior periods have been reclassified to show net marketing margins as revenues. The marketing margins related to the Company's equity production are included in Gas Sales, Oil Sales and Natural Gas Liquids Sales and are reflected in commodity prices. The marketing margin related to purchases of third-party commodities is shown as Purchased Commodity Sales, which is included in Other Sales Revenue. This reclassification has no effect on reported net income or cash flow.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Anadarko discloses proved reserves that comply with the Securities and Exchange Commission's (SEC) definitions. Additionally, Anadarko may disclose estimated recoverable reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2001 Annual Report on Form 10-K.

EARNINGS CONFERENCE CALL TODAY AT 11 A.M. CST, 12 P.M. EST

Anadarko will host an earnings conference call today at 11 a.m. Central Standard Time (12 p.m. Eastern Standard Time) to discuss 2002 results and the company's outlook for 2003. The dial-in number is 913/981-4900, and the confirmation number is 717731. For complete instructions on how to participate in the conference call, visit our website at www.anadarko.com. A comprehensive report highlighting Anadarko's fourth quarter and full year of operations for 2002 will be available later this morning on the Investor Relations page.

                    Anadarko Petroleum Corporation

                                      Quarter Ended      Year Ended
Summary Financial Information (a)      December 31      December 31
                                     ---------------  ----------------
$ and shares in millions              2002     2001     2002     2001
----------------------------------------------------------------------
Revenues
----------------------------------------------------------------------
Gas sales                             $541     $451   $1,835   $2,952
Oil and condensate sales               484      268    1,690    1,397
Natural gas liquids sales               66       46      222      256
Other sales                             26       33      113      113
----------------------------------------------------------------------
Total                                1,117      798    3,860    4,718
----------------------------------------------------------------------
Costs and Expenses
----------------------------------------------------------------------
Operating expenses                     192      197      747      769
Administrative and general              87       67      314      247
Depreciation, depletion and
 amortization                          292      255    1,121    1,154
Other taxes                             46       44      214      247
Impairments related to oil and gas
 properties                              6        3       39    2,546
Amortization of goodwill                 -       16        -       73
----------------------------------------------------------------------
Total                                  623      582    2,435    5,036
----------------------------------------------------------------------
Operating Income (Loss)                494      216    1,425     (318)
----------------------------------------------------------------------
Other (Income) Expense
----------------------------------------------------------------------
Merger expenses                          -        9        -       45
Interest expense                        57       27      203       92
Other (income) expense                   4       26       15      (65)
----------------------------------------------------------------------
Total                                   61       62      218       72
----------------------------------------------------------------------
Income (Loss) before Income Taxes      433      154    1,207     (390)
----------------------------------------------------------------------
Income Taxes
----------------------------------------------------------------------
Income taxes                           122       45      376     (183)
Effect of change in Canadian income
 tax rate                                -        -        -      (31)
----------------------------------------------------------------------
Total                                  122       45      376     (214)
----------------------------------------------------------------------
Net Income (Loss) Before Cumulative
 Effect of Change in
 Accounting Principle                 $311     $109     $831    $(176)
----------------------------------------------------------------------
Preferred Stock Dividends                2        1        6        7
----------------------------------------------------------------------
Net Income (Loss) Available to Common
 Stockholders Before Cumulative Effect
 of Change in Accounting Principle    $309     $108     $825    $(183)
----------------------------------------------------------------------
Cumulative Effect of Change in
 Accounting Principle                    -        -        -        5
----------------------------------------------------------------------
Net Income (Loss) Available to Common
 Stockholders                         $309     $108     $825    $(188)
----------------------------------------------------------------------
Per Common Share
----------------------------------------------------------------------
Net income (loss) - before change in
 accounting principle - basic        $1.25    $0.43    $3.32   $(0.73)
Net income (loss) - before change in
 accounting principle - diluted      $1.21    $0.41    $3.21   $(0.73)
Change in accounting principle -
 basic                                  $-       $-       $-   $(0.02)
Change in accounting principle -
 diluted                                $-       $-       $-   $(0.02)
Net income (loss) - basic            $1.25    $0.43    $3.32   $(0.75)
Net income (loss) - diluted          $1.21    $0.41    $3.21   $(0.75)
Dividends                            $0.10   $0.075   $0.325   $0.225
----------------------------------------------------------------------
Average Number of Common Shares
 Outstanding - Basic                   249      249      248      250
----------------------------------------------------------------------
Average Number of Common Shares
 Outstanding - Diluted                 258      266      260      250
----------------------------------------------------------------------

(a) Net loss for the year ended December 31, 2001 reflects a change in accounting principle related to accounting for derivative
    instruments and hedging activities.

    In accordance with EITF 02-3 adopted in the third quarter 2002, marketing revenues and purchases are presented net within
    revenues. The marketing margin related to Anadarko's equity production is included in gas sales, oil sales and natural gas liquids sales. The marketing margin related to purchases of third party commodities is included in other sales. Prior period results have been reclassified to conform to the current presentation.

                    Anadarko Petroleum Corporation

                                       Quarter Ended    Year Ended
Summary Financial Information           December 31     December 31
                                       ------------- -----------------
$ in millions                          2002    2001     2002     2001
----------------------------------------------------------------------
Cash Flow from Operations before
 Changes in Assets and Liabilities
----------------------------------------------------------------------
Net income (loss) before cumulative
 effect of change in accounting
 principle                             $311    $109     $831    $(176)
Depreciation, depletion and
 amortization                           292     255    1,121    1,154
Amortization of goodwill                  -      16        -       73
Amortization of restricted stock          3       -       13        1
Non-cash merger expenses                  -       4        -       15
Interest expense - zero coupon
 debentures                               3       4       13       13
Deferred income taxes                    98      93      214     (319)
Impairments related to oil and gas
 properties                               6       3       39    2,546
Other non-cash items                      -      44      (19)     122
----------------------------------------------------------------------
Total                                  $713    $528   $2,212   $3,429
----------------------------------------------------------------------

----------------------------------------------------------------------
Capital Expenditures
----------------------------------------------------------------------
Capital spending                       $476    $958   $2,037   $2,929
Capitalized interest                     34      53      155      209
Capitalized overhead                     48      52      196      178
----------------------------------------------------------------------
Total                                  $558  $1,063   $2,388   $3,316
----------------------------------------------------------------------

----------------------------------------------------------------------
Condensed Balance Sheet
----------------------------------------------------------------------
Current assets                                        $1,280   $1,201
Net properties and equipment                          15,098   13,637
Other assets                                             436      503
Goodwill                                               1,434    1,430
----------------------------------------------------------------------
Total Assets                                         $18,248  $16,771
----------------------------------------------------------------------
Current liabilities                                   $1,861   $1,801
Long-term debt                                         5,171    4,638
Other long-term liabilities                            4,244    3,967
Stockholders' equity                                   6,972    6,365
Commitments and contingencies                              -        -
----------------------------------------------------------------------
Total Liabilities and Stockholders'
 Equity                                              $18,248  $16,771
----------------------------------------------------------------------
Capitalization
----------------------------------------------------------------------
Total debt                                            $5,471   $5,050
Stockholders' equity                                   6,972    6,365
----------------------------------------------------------------------
Total                                                $12,443  $11,415
----------------------------------------------------------------------
Capitalization Ratios
----------------------------------------------------------------------
Total debt                                                44%      44%
Stockholders' equity                                      56%      56%
----------------------------------------------------------------------

                   Anadarko Petroleum Corporation

                                       Quarter Ended    Year Ended
Volumes and Prices(a)                   December 31     December 31
                                      --------------- ---------------
                                        2002    2001    2002    2001
---------------------------------------------------------------------
Natural Gas
---------------------------------------------------------------------
United States
---------------------------------------------------------------------
Volumes, billion cubic feet              119     139     507     573
Average daily volumes, million cubic
 feet per day                          1,295   1,514   1,390   1,569
Price per thousand cubic feet          $3.48   $2.52   $2.84   $4.23
---------------------------------------------------------------------
Canada
---------------------------------------------------------------------
Volumes, billion cubic feet               36      32     135     121
Average daily volumes, million cubic
 feet per day                            387     347     370     331
Price per thousand cubic feet          $3.57   $3.09   $2.93   $4.38
---------------------------------------------------------------------
Other International
---------------------------------------------------------------------
Volumes, billion cubic feet                -       -       -       1
Average daily volumes, million cubic
 feet per day                              -       2       -       4
Price per thousand cubic feet             $-   $1.08      $-   $1.22
---------------------------------------------------------------------
Total
---------------------------------------------------------------------
Volumes, billion cubic feet              155     171     642     695
Average daily volumes, million cubic
 feet per day                          1,682   1,863   1,760   1,904
Price per thousand cubic feet          $3.50   $2.63   $2.86   $4.25
---------------------------------------------------------------------
Crude Oil and Condensate
---------------------------------------------------------------------
United States
---------------------------------------------------------------------
Volumes, million barrels                   8       8      31      34
Average daily volumes, thousand
 barrels per day                          84      92      85      93
Price per barrel                      $25.03  $17.92  $23.07  $23.08
---------------------------------------------------------------------
Canada
---------------------------------------------------------------------
Volumes, million barrels                   2       3      12      13
Average daily volumes, thousand
 barrels per day                          19      35      33      35
Price per barrel                      $20.86  $14.36  $19.31  $18.18
---------------------------------------------------------------------
Algeria
---------------------------------------------------------------------
Volumes, million barrels                   8       2      24       8
Average daily volumes, thousand
 barrels per day                          87      19      65      22
Price per barrel                      $25.99  $20.35  $24.38  $23.97
---------------------------------------------------------------------
Other International
---------------------------------------------------------------------
Volumes, million barrels                   2       3       8      13
Average daily volumes, thousand
 barrels per day                          24      29      22      36
Price per barrel                      $21.50  $13.01  $19.92  $14.35
---------------------------------------------------------------------
Total
---------------------------------------------------------------------
Volumes, million barrels                  20      16      75      68
Average daily volumes, thousand
 barrels per day                         214     175     205     186
Price per barrel                      $24.67  $16.64  $22.55  $20.56
---------------------------------------------------------------------
Natural Gas Liquids
---------------------------------------------------------------------
Total
---------------------------------------------------------------------
Volumes, million barrels                   4       4      15      15
Average daily volumes, thousand
 barrels per day                          41      44      41      42
Price per barrel                      $17.47  $11.50  $14.80  $16.55
---------------------------------------------------------------------
Total Barrels of Oil Equivalent (BOE)
---------------------------------------------------------------------
Volumes, million BOE                      49      49     197     199
Average daily volumes, thousand BOE
 per day                                 535     529     539     546

---------------------------------------------------------------------

(a) In accordance with EITF 02-3 adopted in the third quarter of 2002, the marketing margin related to Anadarko's equity production is included in gas sales, oil sales and natural gas liquids sales and is reflected in the sales prices shown above. Prior period results have been reclassified to conform to the current presentation.

                    Anadarko Petroleum Corporation
                         Oil and Gas Reserves

                                                  Total
                                                 (MMBOE)
                                  ------------------------------------
                                                          Other
                                    U.S.   Canada Algeria Int'l Total
 ---------------------------------------------------------------------
 Proved Reserves
 ---------------------------------------------------------------------
 December 31, 2001                  1,415    315     387   188  2,305
 ---------------------------------------------------------------------
 Revisions of prior estimates          46    (23)      5   (51)   (23)
 Extensions, discoveries and other
  additions                           124     59       3     -    186
 Improved recovery                      8      -       -     -      8
 Purchases in place                    74      -       -    13     87
 Sales in place                       (11)   (28)      -     -    (39)
 Production                          (130)   (35)    (23)   (8)  (196)
 ---------------------------------------------------------------------
 December 31, 2002                  1,526    288     372   142  2,328
 ---------------------------------------------------------------------

 ---------------------------------------------------------------------
 Proved Developed Reserves
 ---------------------------------------------------------------------
 December 31, 2001                  1,029    250     154    72  1,505
 December 31, 2002                  1,093    212     191    72  1,568
 ---------------------------------------------------------------------

                                               Natural Gas
                                                  (Bcf)
                                  ------------------------------------
                                                          Other
                                    U.S.   Canada Algeria Int'l Total
 ---------------------------------------------------------------------
 Proved Reserves
 ---------------------------------------------------------------------
 December 31, 2001                  5,648  1,241       -   146  7,035
 ---------------------------------------------------------------------
 Revisions of prior estimates          78    (42)      -    (2)    34
 Extensions, discoveries and other
  additions                           445    303       -     -    748
 Improved recovery                     (6)     -       -     -     (6)
 Purchases in place                    86      1       -     -     87
 Sales in place                       (53)   (25)      -     -    (78)
 Production                          (505)  (135)      -     -   (640)
 ---------------------------------------------------------------------
 December 31, 2002                  5,693  1,343       -   144  7,180
 ---------------------------------------------------------------------

 ---------------------------------------------------------------------
 Proved Developed Reserves
 ---------------------------------------------------------------------
 December 31, 2001                  4,247  1,028       -     -  5,275
 December 31, 2002                  4,299    995       -     -  5,294
 ---------------------------------------------------------------------

                                         Oil, Condensate and NGLs
                                                (MMBbls)
                                  ------------------------------------
                                                          Other
                                    U.S.   Canada Algeria Int'l Total
 ---------------------------------------------------------------------
 Proved Reserves
 ---------------------------------------------------------------------
 December 31, 2001                    473    108     387   164  1,132
 ---------------------------------------------------------------------
 Revisions of prior estimates          33    (15)      5   (52)   (29)
 Extensions, discoveries and other
  additions                            51      8       3     -     62
 Improved recovery                      8      -       -     -      8
 Purchases in place                    60      -       -    13     73
 Sales in place                        (2)   (24)      -     -    (26)
 Production                           (45)   (13)    (23)   (8)   (89)
 ---------------------------------------------------------------------
 December 31, 2002                    578     64     372   117  1,131
 ---------------------------------------------------------------------

 ---------------------------------------------------------------------
 Proved Developed Reserves
 ---------------------------------------------------------------------
 December 31, 2001                    321     79     154    72    626
 December 31, 2002                    377     46     191    72    686
 ---------------------------------------------------------------------

                    Anadarko Petroleum Corporation
           Costs Incurred in Oil & Gas Producing Activities

millions                                                         2002
----------------------------------------------------------------------
United States - Capitalized
 Property acquisition
    Exploration                                                  $341
    Development                                                   248
 Exploration                                                      654
 Development                                                      715
----------------------------------------------------------------------
Total United States                                             1,958
----------------------------------------------------------------------
Canada - Capitalized
 Property acquisition
    Exploration                                                    25
    Development                                                     3
 Exploration                                                      138
 Development                                                      237
----------------------------------------------------------------------
Total Canada                                                      403
----------------------------------------------------------------------
Algeria - Capitalized
 Exploration                                                       15
 Development                                                      140
----------------------------------------------------------------------
Total Algeria                                                     155
----------------------------------------------------------------------
Other International - Capitalized
 Property acquisition
    Exploration                                                    11
    Development                                                    26
 Exploration                                                       54
 Development                                                      108
----------------------------------------------------------------------
Total Other International                                         199
----------------------------------------------------------------------
Total - Capitalized
Property acquisition
    Exploration                                                   377
    Development                                                   277
Exploration                                                       861
Development                                                     1,200
----------------------------------------------------------------------
Total                                                          $2,715
----------------------------------------------------------------------

Contact:

     Anadarko Petroleum, Houston
     Media Contacts:
     Teresa Wong, 832/636-1203
     teresa_wong@anadarko.com
     or
     Anne Vincent, 832/636-8368
     anne_vincent@anadarko.com
     or
     Investor Contacts:
     Paul Taylor, 832/636-3471
     paul_taylor@anadarko.com
     or
     David Larson, 832/636-3265
     david_larson@anadarko.com
     or
     Stewart Lawrence, 832/636-3326
     stewart_lawrence@anadarko.com

Source: Anadarko Petroleum